As filed with the Securities and Exchange Commission on August 24, 2011.                                          Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________
FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
_______________
INTERNATIONAL SHIPHOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-2989662 (I.R.S. Employer Identification No.)
11 North Water Street, Suite 18290 Mobile, Alabama (Address of Principal Executive Offices)	36602 (Zip Code)

International Shipholding Corporation 2011 Stock Incentive Plan
(Full title of the plan)
_______________

Manuel G. Estrada
Vice President and Chief Financial Officer
International Shipholding Corporation
11 North Water Street, Suite 18290
Mobile, Alabama 36602
(251) 243-9100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Kelly C. Simoneaux
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer    [  ]                                                                                                                                                Accelerated filer    [X]
Non-accelerated filer      [  ]   (Do not check if a smaller reporting company)                                                                                                                                               Smaller reporting company    [  ]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $1.00 per share)	400,000 Shares	$ 17.44(2)	$ 6,976,000(2)	$ 810.00
(1)Upon a stock split, stock dividend, or similar transaction in the future involving our Common Stock and during the effectiveness of this Registration Statement, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per share of our Common Stock on the New York Stock Exchange on August 23, 2011.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed by International Shipholding Corporation (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:
(a)           The Company’s latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)           All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c)           The description of the Company’s Common Stock included in Amendment No. 2 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on October 12, 2010 under the Exchange Act relating to the Company’s Common Stock.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
Not applicable.

Item 5.  Interests of Named Experts and Counsel.
Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers us to indemnify, subject to the standards prescribed in Section 145, any person in connection with any action, suit, or proceeding brought or threatened by reason of the fact that the person is or was our director, officer, employee, or agent.

Article VI of our certificate of incorporation provides that our Board of Directors is expressly authorized to provide indemnification to the full extent permitted by Delaware law.  Further, Article X of our certificate of incorporation expressly provides that no director shall be personally liable to the Company or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve the intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, Article II, Section 9 of our by-laws requires us to indemnify, in certain circumstances, any current or former director or officer against certain expenses that exceed the coverage of, or are not covered by, our directors and officers insurance policy (described below).  Subject to the procedures, requirements, and limitations set forth in Article II, Section 9, we are required to indemnify anyone who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in, any claim, action, suit, or proceeding by reason of the fact that the person is or was our director or officer if such person (i) is successful in defending the claim on its merits; (ii) was involved in the proceeding only as a witness; or (iii) is found to have (a) acted in good faith, (b) reasonably believed that his or her conduct was in, or not opposed to, the best interest of our Company, and (c) in the case of a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  Covered expenses include any reasonable expenses and liabilities (including attorneys’ fees, fees of experts retained by attorneys, judgments, punitive or exemplary damages, fines and amounts paid in settlement), but do not include amounts (i) paid in settlement of a claim against a director or officer by or in the right of the Company, or (ii) that the Company has not approved in advance.

We maintain an insurance policy covering the liability of our directors and officers for actions taken in their official capacity.  Under this policy, our directors and officers are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result thereof, which may be brought against them by reason of their being or having been directors and officers.

The rights conferred by our certificate of incorporation and our by-laws are contractual rights and include, in certain instances, the right to be advanced the expenses incurred in defending the action, suit, or proceeding prior to final disposition.  Such advance expenses may be paid under our insurance policy as noted above or, if the policy’s carrier has not assumed defense of the particular claim or advanced the cost of the defense, as an unsecured, interest-free loan from the Company made without regard to the director or officer’s ability to repay, provided that the director or officer makes a written undertaking to repay all such amounts if it is ultimately determined that he or she is not entitled to indemnification.

We also have entered into individual indemnification contracts with our current directors that provide them with the procedural and substantive rights to indemnification currently set forth in our certificate of incorporation and by-laws.  The right to indemnification provided by the indemnification contracts applies to all covered claims, whether such claims arose before or after the effective date of the contract.  The indemnification contracts provide that, to the extent insurance is reasonably available, we will maintain comparable insurance coverage for each contracting party so long as he or she serves as an officer or director and thereafter for so long as he or she is subject to possible personal liability for actions taken in such capacities.  The indemnification contracts also provide that if we do not maintain such insurance, we will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his or her benefit.

The foregoing is only a general summary of certain aspects of Delaware law, our certificate of incorporation and by-laws, and our indemnification contracts dealing with indemnification of directors and officers, and does not purport to be complete.  It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law, our certificate of incorporation, our by-laws, and our form of director indemnification contract, the last three of which are on file with the SEC.
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Item 7.  Exemption from Registration Claimed.
Not applicable.

Item 8.  Exhibits.

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24	Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors (included in the signature pages of this Registration Statement).

99	International Shipholding Corporation 2011 Stock Incentive Plan (incorporated by reference from Form 8-K filed on April 29, 2011).

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mobile, State of Alabama, on August 24, 2011.

                         INTERNATIONAL SHIPHOLDING CORPORATION

By:                         /s/Niels M. Johnsen
Niels M. Johnsen
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Niels M. Johnsen and Manuel G. Estrada, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting until such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 24, 2011.

Signature	Title
/s/Niels M. Johnsen Niels M. Johnsen	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/Erik L. Johnsen Erik L. Johnsen	President and Director
/s/Kenneth H. Beer Kenneth H. Beer	Director
/s/Erik F. Johnsen Erik F. Johnsen	Director
/s/Edwin A. Lupberger Edwin A. Lupberger	Director
/s/H. Merritt Lane III H. Merritt Lane III	Director
/s/James J. McNamara James J. McNamara	Director
/s/Harris V. Morrissette Harris V. Morrissette	Director
/s/T. Lee Robinson, Jr. T. Lee Robinson, Jr.	Director
/s/Manuel G. Estrada Manuel G. Estrada	Vice President and Chief Financial Officer (Principal Financial Officer)
/s/Kevin M. Wilson Kevin M. Wilson	Controller (Principal Accounting Officer)

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EXHIBIT INDEX

Exhibit
Number                                                        Description of Exhibits

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24	Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors (included in the signature pages of this Registration Statement).

99	International Shipholding Corporation 2011 Stock Incentive Plan (incorporated by reference from Form 8-K filed on April 29, 2011).

EXHIBIT 5

August 19, 2011

International Shipholding Corporation
11 North Water Street, Suite 18290
Mobile, Alabama 36602

Ladies and Gentlemen:

We have acted as counsel to International Shipholding Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to registration under the Securities Act of 1933, of 400,000 shares of common stock of the Company, $1.00 par value (the “Common Stock”).  The Common Stock is to be issued under the International Shipholding Corporation 2011 Stock Incentive Plan (the “Plan”).

We have examined instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the following:  (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Plan after the filing of this Registration Statement, are validly authorized shares of Common Stock and, when issued for at least par value and in accordance with the provisions of the Plan, will be legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement.  In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

By: /s/Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE L.L.P.
201 St. Charles Avenue ▪ New Orleans, Louisiana 70170-5100 ▪ 504-582-8000 ▪ Fax 504-582-8583 ▪ E-Mail info@joneswalker.com ▪ www.joneswalker.com
Alabama Arizona District of Columbia Florida Georgia Louisiana Texas

 EXHIBIT 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the International Shipholding Corporation 2011 Stock Incentive Plan of our reports dated March 14, 2011, with respect to the consolidated financial statements of International Shipholding Corporation and the effectiveness of internal control over financial reporting of International Shipholding Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

                                                        /s/ Ernst & Young

New Orleans, Louisiana
August 24, 2011